                             ARTICLES OF ASSOCIATION
                                       FOR
                           PETROLEUM GEO-SERVICES ASA

(Changed in Extraordinary General Meeting 27.11.91, Board Meeting 09.01.92, Extraordinary General Meeting 30.01.92, Annual Meeting 28.04.92, Board Meeting 14.05.92, Annual Meeting 12.03.93, Board Meetings 18.05.93, 27.05.93, 18.03.94,
14.04.94, 18.05.94, 28.06.94, 03.11.94, 02.02.95,11.05.95, Annual Meeting
22.06.95, Board Meetings 09.11.95, 07.03.96, Extraordinary General Meeting 21.03.96, Board Meeting 10.05.96, General Meeting 11.06.96, Board Meetings 08.08.96, 30.09.96, 02.10.96, 11.11.96, 03.03.97, 13.05.97, General Meeting
25.06.97, Board Meetings 12.08.97, 10.11.97, 17.12.97, 07.01.98, Extraordinary
General Meeting 10.03.98, Board Meeting 09.06.98, Annual Meeting 23.06.98 and Board Meeting 21.07.98, 06.08.98, 31.08.98, 8.11.98,12.03.99, 18.05.99, Annual
Meeting 22.06.99, Board Meetings 29.07.99, 09.08.99,19.08.99, 18.11.99, 14.03.00
and 30.05.00)

Section 1 The Company's registered name is PETROLEUM GEO-SERVICES ASA. The Company is a public limited company.

Section 2 The business of the Company is to provide services to and participate and invest in energy related businesses.

Section  3  The share capital of the Company is NOK 510.550.435 divided into
            102.110.087 shares of NOK 5,- each.

            The shares are to be registered at the Norwegian Registry of securities.

Section  4  The Company's domicile shall be in Baerum Municipality.

Section 5 The Board of Directors of the Company shall have 3 to 8 Directors. Any two Directors jointly may sign for the Company.

            Except where the election of a new Director as replacement for an incumbent Director prior to the expiration of his term of office shall be approved by more than half of the total outstanding voting shares of the Company, such election shall require the approval by more than two thirds of the votes cast as well as of the share capital which is represented at the General Meeting.

Section 6 The shares are freely transferable except that an acquisition by assignment shall be contingent upon approval by the Board of Directors of the Company which cannot be withheld without reasonable grounds.

            An acquirer of ownership of shares which represent more than one third of the outstanding votes of the Company, but less than the limit for a mandatory bid requirement under applicable law at the relevant time, has a duty under these Articles to offer to purchase the other outstanding shares of the Company. Provided that the Board of Directors shall so notify the acquiror, the Board of Directors is entitled to withhold approval of the acquisition in order to ascertain that the acquiror complies with this bid requirement. If not, the Board of Directors may disapprove the acquisition. If the Board of Directors reasonably determines that such duty to bid is not in the interest of the Company and its shareholders, the Board of Directors may exempt the acquiror from such duty. Except as set out above, the rules regarding mandatory bids in respect of Norwegian listed shares under applicable Norwegian law at the relevant time including inter alia the rules on consolidation of ownership interests, exemptions, determination of price and execution shall be effective insofar as they shall be relevant.

Section  7 Notice of the General Meeting shall be given at least 4 weeks before the meeting. The notice convening an Extraordinary General Meeting shall be given at least 2 weeks before the meeting if the holding of the meeting is demanded in writing by the auditor or shareholders representing at least one twentieth of the Share Capital. (See the Norwegian Public Limited Companies Act 1997 Section 5-7, second paragraph.)

           In the Company's General Meeting each share has one vote. An owner with shares registered through a custodian approved pursuant to
           Section 4-10 of the Norwegian Public Limited Companies Act has voting rights equivalent to the number of shares which are covered by the custodian arrangement provided that the owner of the shares shall within two working days before the General Meeting provide the Company with his name and address together with a confirmation from the custodian to the effect that he is the beneficial owner of the shares held in custody, and provided further the Board of Directors shall not disapprove such beneficial ownership after receipt of such notification in accordance with the rules set out in Section 6 above.

           Shareowners who wish to take part in the General Meeting, must give notice to the Company by the date stated in the Calling Notice, which date must be at least two working days before the General Meeting.

Section 8  The General Meeting shall deal with the following:

           a) Approval to the Annual Accounts and Annual Report including distribution of dividend.

           b) Election of Board members and the Chairman of the Board

           c) Such other matters as, according to law or the Articles of Association, fall within the duties of the General Meeting.

Section 9 The General Meeting, shall be chaired by the Chairman of the Board of Directors.

Section 10 In other respects, the stipulations of valid Norwegian Public
           Limited Companies legislation shall be applied.